Exhibit 99.1
NEWS
R E L E A S E

Media Contact:	FOR IMMEDIATE RELEASE
Jeanine Holquist
616-291-8935
jholquis@steelcase.com

Investor Contact:
Raj Mehan
616-291-8711
rmehan@steelcase.com
STEELCASE ANNOUNCES MANAGEMENT ROLE CHANGES AND NAMES
DAVID SYLVESTER CHIEF FINANCIAL OFFICER
— James Keane and Frank Merlotti Appointed to New Leadership Positions —
Grand Rapids, MI — October 17, 2006 — Steelcase Inc. (NYSE: SCS), a global office environments manufacturer, today announced the appointment of David C. Sylvester as vice president and chief financial officer.
Sylvester is currently vice president for Global Operations Finance. From 1999 to 2005, he was the finance leader for the Steelcase International business segment. Before joining Steelcase in 1995, Sylvester held several positions with PricewaterhouseCoopers in Chicago. He graduated from Michigan State University in East Lansing, Mich., in 1987 with a bachelor’s degree in accounting and a master’s of business administration in finance. Sylvester is also a member of the American Institute of Certified Public Accountants.
“Dave brings outstanding financial skills along with a global perspective honed by his three years on assignment in Europe,” said James P. Hackett, president and CEO of Steelcase Inc. “He will be an excellent steward of Steelcase’s reputation for financial integrity.”
Sylvester takes over the chief financial officer position from James P. Keane, who has been named president, Steelcase Group. He will oversee the sales, marketing and product development activities of the Steelcase brand and three subsidiary companies — Details, PolyVision and Vecta.
Steelcase is also announcing the appointment of Frank Merlotti, Jr. as president, Design Group. He will lead the development of a new high-design brand that will include the offerings of three Steelcase companies — Brayton International, Designtex and Metro Furniture.

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“Our brands are performing well and this new focus will allow Steelcase to drive toward additional growth with greater brand clarity,” Hackett said. “Jim Keane and Frank Merlotti have done outstanding work to help restore revenue growth and profitability, and I’m excited to be able to leverage their passions and strengths in these new roles.”
About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE:SCS) serves customers through a network of more than 800 independent dealers and approximately 13,000 employees worldwide. Fiscal 2006 revenue was $2.9 billion. Learn more at www.steelcase.com.
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